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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934




Date of Report (Date of earliest event reported)        APRIL 15, 1998
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                               CROWN GROUP, INC.
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             (Exact name of registrant as specified in its charter)





         TEXAS                        0-14939                 63-0851141
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(State or other jurisdiction  (Commission File Number)        (IRS employer
    of incorporation)                                     Identification No.)






        4040 NORTH MACARTHUR BOULEVARD, SUITE 100, IRVING, TEXAS 75038
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                    (Address of principal executive offices)





Registrant's telephone number, including area code      (972) 717-3423
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         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS.


                           OWNERSHIP OF INKTOMI STOCK

On or about February 25, 1998 Crown Group, Inc. ("Crown" or the "Company") purchased 333,333 unregistered shares of Series A Preferred Stock of Inktomi Corporation ("Inktomi") for $1,000,000 ($3.00 per share). These shares are convertible into common stock of Inktomi. In April 1998 Inktomi's Board of Directors approved a 2:3 reverse stock split of its common stock, which if approved by its shareholders would result in the Company owning 222,222 shares of Inktomi Series A Preferred Stock. Crown presently has about a 1% ownership interest in Inktomi. Inktomi is a private company based in San Mateo, California that develops and markets scalable software applications designed to significantly enhance the performance and intelligence of large-scale networks. Inktomi has developed a search engine that enables customers to provide a variety of Internet search services to end users, and a network cache product designed to address capacity constraints in high-traffic network routes.

On April 15, 1998 Inktomi filed a registration statement on Form S-1 to register 2,200,000 shares of its common stock in an initial public offering. Of the 2,200,000 shares being registered, 2,000,000 are being sold by Inktomi and 200,000 are being sold by certain selling shareholders. The registration statement states that the estimated offering price will be between $12.00 to $14.00 per share (post reverse split), although there can be no assurance that such offering will be completed, or that it will be completed at the estimated offering price. At present Crown does not intend to participate as a selling shareholder in Inktomi's initial public offering. Furthermore, it has agreed to not sell any of its Inktomi stock for a period of 180 days following Inktomi's initial public offering, unless approved by Inktomi or its underwriters.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Crown Group, Inc.



                                       By:   /s/ Mark D. Slusser
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                                             Mark D. Slusser
                                             Chief Financial Officer

Dated:      April 17, 1998
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